Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURUSANT TO SECTION 12 OF THE SECURITIES
EXCHNAGE ACT OF 1934, AS AMENDED

As of December 31, 2021, Community Trust Bancorp, Inc. ( “our” or “CTBI”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock with a par value of $5.00 per share (“Common Stock”).

Pursuant to our articles of incorporation, our authorized capital stock consists of twenty-five million (25,000,000) shares of Common Stock with a par value of $5.00 and three hundred thousand (300,000) shares of preferred stock.  The following description summarizes the material terms of our capital stock.  For a complete description of the matters set forth herein, you should refer to our articles of incorporation, our bylaws, and the applicable provisions of Kentucky law.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in CTBI’s Annual Report on Form 10-K.

Common Stock

The holders of the Common Stock shall possess all voting power and each share of Common Stock shall have one vote on all matters submitted to the stockholders for a vote.

Capital Market

Our Common Stock is quoted on The NASDAQ Global Select Market under the symbol “CTBI.”